Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2019, contained in the Annual Report on Form 10-K for Akers Biosciences, Inc. incorporated by reference in Amendment No.2 to the Registration Statement (Form S-1) dated December 4, 2019 and the related prospectus of Akers Biosciences, Inc. included therein.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

December 4, 2019